Exhibit 99.1

MFC Development Corp.

MFC Development Corp. Announces Signing of Asset Purchase Agreement with Adsouth Partners, Inc.

LOS ANGELES, CA - June 27, 2006 - MFC Development Corp. (OTCBB:MFCD) announced today that it has entered into an Asset Purchase Agreement with Adsouth Partners, Inc. (OTCBB:ASPR) pursuant to which MFC is expected to acquire substantially all of the assets of Adsouth’s consumer products division in a combination cash and stock deal. The transaction, which is subject to various conditions to closing, is expected to be consummated by July 31, 2006.

Under the terms of the Asset Purchase Agreement, MFC would acquire substantially all of the assets of Adsouth’s retail distribution and product brands division, including the brands DermaFresh and Mitsu, and the marketing and distribution rights to E70, Simon Solutions and Hercules Hook. Adsouth’s product distribution network includes more than 20 retail and wholesale customers providing access to over 18,000 retail locations throughout the country, including shelf space at Wal-Mart, CVS and Walgreens.

“We expect our acquisition of Adsouth`s consumer products assets to substantially strengthen MFC both vertically and horizontally,” said Nancy Duitch, CEO of MFC Development Corp. “This transaction adds fifteen additional products to our existing portfolio and dramatically broadens our distribution capabilities with the immediate opportunity to slot a number of MFC`s current products into AdSouth`s significant wholesale and retail pipeline.”

John Cammarano, former President and CEO and current consultant for Adsouth Products is expected to join MFC at the close of this transaction in order to facilitate the transition of key creative and sales support staff to WWE as well as to continue to bolster sales for existing core products which already have a retail presence. “Mr. Cammarano’s extensive marketing, retail sales, and product development background will assist the company with not just existing products but will also enable MFC Development to leverage its existing infrastructure to build brand awareness and quicker market penetration for future product lines”, stated Chairman Jeffrey Edell. Mr. Cammarano, in a short period of time at Adsouth was able to position over 13 sku’s in over 13,000 mass retailer stores in less than two years with limited dilution and has diminished many barriers of market entry via a unique advertising model in which the company intends on utilizing.

The purchase price for the assets includes a cash and stock component. The cash component is four ($4) million dollars less the amount by which the value of the current and tangible assets being acquired are below a certain threshold at the time of closing and less the amount of trade payables and other business-related liabilities assumed by MFC. The cash component, currently estimated to be $2 million, will paid at the time of closing by MFC in the form of a convertible promissory note.

MFC has recently executed a non-binding term sheet for approximately $5.7 million in financing through the sale of a convertible debt instrument and, should the financing be completed, expects to use a portion of the proceeds to pay down at least 50% of the Adsouth note, at which time the balance of the Adsouth note would be amortized over 2 years. The stock component will consist of 5.5 million shares of MFC common stock, subject to adjustment under certain circumstances. The Company expects to register these shares, along with other shares, in a registration filing on Form SB-2. Conditions to the closing of the Adsouth acquisition include the satisfactory completion of MFC’s due diligence and the receipt of consents to the transfer of certain assets as well as other customary conditions. There can be no assurance that either the Adsouth acquisition or the financing transaction referenced above will ultimately be consummated.

About MFC Development Corp.

MFC Development Corp., which is has offices in New York and Los Angeles, is a direct response marketing, distribution and branding company. Through its wholly owned subsidiary Worldwide Excellence www.wwexcellence.com the Company specializes in the development, marketing and distribution of health, beauty fitness and consumer products, throughout all forms of media. The Company is focused on licensing, developing and acquiring products that are high quality and relevant to the consumer. Through a formula of combining creativity and proprietary strategic analytical tools, the Company is deploying ‘continuity’ (recurring revenue) programs that are designed to optimize revenue growth and profitability of its various products.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
CONTACT:

MFC Development Corp.
Victor Brodsky Chief Financial Officer
914-636-3432 ext 100
InvestorRelations@wwexcellence.com